Exhibit 23

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in the Registration Statement (File No. 33-8643) on Form S-8 of Anadarko Petroleum Corporation of our report dated June 26, 2003, relating to the statements of net assets available for benefits of the Anadarko Employee Savings Plan as of December 31, 2002 and 2001, and the related statement of changes in net assets available for benefits for the year ended December 31, 2002 and the related schedule H, line 4i - schedule of assets (held at end of year) as of December 31, 2002, which report appears in the December 31, 2002 Annual Report on Form 11-K of the Anadarko Employee Savings Plan.

[KPMG LLP]

Houston, Texas
June 26, 2003